                                                                                          Exhibit 99.1

Contacts:

Tripos, Inc.

Jim Rubin

Chief Financial Officer

(314) 647-8837

(Media only)

Waggener Edstrom Worldwide

Bioscience and Healthcare Practice

Lisa Osborne

Account Director

(202) 326-0793

lisao@waggeneredstrom.com

For Release 8 a.m. EDT

July 31, 2006

Servier Extends Its Drug Discovery Chemistry Collaboration With Tripos

ST. LOUIS, and BUDE, England - July 31, 2006 - Tripos, Inc. (Nasdaq: TRPS), a leading provider of drug discovery chemistry and informatics products and services, and Servier, the largest independent French pharmaceutical company, today announced that they have extended their drug discovery collaboration to identify potential obesity drugs.

Drawing upon its drug discovery chemistry expertise, Tripos Discovery Research, Ltd. (TDR), based in Bude, England, has entered into an extension of its previous chemistry research contract with Servier to develop preclinical development candidates for obesity. Employing its proprietary ChemSpace® technology and knowledge-driven chemistry process, TDR will work to optimize Servier's current lead series and develop backup candidates in parallel.

TDR will receive ongoing research fees from Servier and will also be awarded undisclosed preclinical milestone payments for drug candidates discovered during the collaboration.

Mark Allen, Ph.D., senior vice president and managing director of TDR, said, "We are delighted with the success of our collaboration so far and look forward to continuing this fruitful relationship. We believe that by combining the complementary strengths of Tripos and Servier, we will be able to successfully discover promising new medicines in this important area."

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Servier Extends Its Drug Discovery Chemistry Collaboration With Tripos                                                                Page 2

General

This press release contains forward-looking statements concerning, among other things: (1) expectations regarding the selection, development and potential of development candidates and new leads that might lead to the development of new therapeutics, and the development of backup candidates; (2) expectations regarding existing and future opportunities for drug discovery collaborations, including with Servier; (3) expectations regarding fees and payments from Servier; and (4) expectations regarding the progress of molecules into clinical development candidates. These statements are based upon numerous assumptions which Tripos cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the Company's filings with the Securities and Exchange Commission, including, without limitations, those factors set forth in the Company's Form 10-K for the fiscal year ended Dec. 31, 2005, and from time to time in the Company's periodic filings with the Securities and Exchange Commission. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Tripos, Inc.

Tripos (Nasdaq: TRPS) combines leading-edge technology and innovative science to deliver consistently superior chemistry-research products and services for the biotechnology, pharmaceutical and other life science industries. Within Tripos' Discovery Informatics (DI) business, the company provides software products and consulting services to develop, manage, analyze and share critical drug discovery information. Within Tripos' Discovery Research (DR) business, Tripos' medicinal chemists and research scientists partner directly with clients in their research initiatives, leveraging state-of-the-art information technologies and research facilities. Headquartered in St. Louis, Mo., Tripos spans the world with global research operations and an international client base. Further information on Tripos can be found at http://www.tripos.com.

About Servier

Servier is the largest privately-owned pharmaceutical company in France and is ranked second among French companies worldwide. Servier was founded in 1954 by Chairman, Jacques Servier, M.D., Ph.D. The Servier Group has 70 subsidiaries and markets its products in 140 countries. Its main therapeutic products are used to treat diabetes, cardiovascular disease, neuropsychiatric disorders, as well as in oncology and rheumatology. Servier has obtained regulatory approval for over 30 medicines originating from its own research over the past 30 years, and its turnover is increasing approximately 15 percent annually.

Servier invests 25% of its turnover in research and development. Servier launched last year mainly in Europe Protelos, the first anti osteoporotic treatment to simultaneously increase bone formation and decrease bone resorption, and has recently obtained EMEA approval for Procoralan, the first selective and specific If inhibitor for the symptomatic treatment of chronic stable angina pectoris. (More information can be found at www.servier.com )

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Tripos and the Tripos logo are registered trademarks of Tripos, Inc., and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners